Exhibit 10.18

NPC INTERNATIONAL HOLDINGS, INC STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”) is made as of [            ], between NPC International Holdings, Inc., a Delaware corporation (the “Company”) and [            ] (“Optionee”).

On the terms and subject to conditions contained herein, the Board of Directors of the Company has approved the grant to Optionee of certain stock options as provided below, under the Company’s 2011 Stock Option Plan (the “Plan”), a copy of which is attached hereto. Certain Capitalized terms used herein have the meaning given to them in Section 21. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

1. Conformity with Plan. The Options are intended to conform in all respects with, and are subject to all applicable terms, conditions and provisions of, the Plan, all of which are incorporated herein by reference. By executing and delivering this Agreement, Optionee acknowledges his or her receipt of this Agreement and the Plan and his or her understanding of all of the terms of this Agreement and the Plan, and Optionee agrees to be bound by all of the terms of this Agreement and the Plan.

2. Grant of Option. Upon the execution and delivery of this Agreement, the Company hereby grants to Optionee an option (the “Option”) to purchase an aggregate of [            ] shares of the Company’s Common Stock, consisting of (a) [            ] Option Shares (the “Series 1 Option Shares”)1 at a price per share equal to the Series 1 Option Share Exercise Price in effect on the date of exercise and (b) [            ] Option Shares other than the Series 1 Option Shares (the “Series 2 Option Shares”)2 at a price per share equal to the Series 2 Option Share Exercise Price, in accordance with the terms and conditions set forth herein and in the Plan. The Option is intended to be, and is hereby designated as, a Limited Exercisability Option. Optionee shall, as a condition to the grant of Options hereunder, deliver to the Company a Spousal Consent in the form attached hereto as Exhibit A executed by Optionee’s spouse, if any.

3. Vesting.

(a) Generally. The Option may be exercised only to the extent it has become vested in accordance with this Section 3.

(b) Series 1 Option Shares.

(i) With respect to the Series 1 Option Shares, except as otherwise provided in Section 3(b)(ii), the Option shall become vested with respect to a portion of the Series 1 Option Shares in accordance with the following schedule if, and only if, (i) the Company’s Adjusted EBITDA meets the applicable Adjusted EBITDA Target for such fiscal year end set forth below and (ii) as of such date Optionee is, and has been since the date hereof, employed by the Company or any of its Subsidiaries:

Date	Annual Percentage of Series 1 Option Shares Vested
Company’s fiscal year ending on or around [ ]	25%

[1]	Series 1 Option Shares to equal 80% of options granted by the Company to Optionee.
[2]	Series 2 Option Shares to equal 20% of options granted by the Company to Optionee.

Company’s fiscal year ending on or around [ ]	25%
Company’s fiscal year ending on or around [ ]	25%
Company’s fiscal year ending on or around [ ]	25%

(ii) To the extent the Adjusted EBITDA Target is not achieved in a certain fiscal year (a “Missed Fiscal Year”), if the Company’s Adjusted EBITDA in a subsequent fiscal year is at least equal to the Adjusted EBITDA Target for such subsequent fiscal year (an “Achieved Fiscal Year”), then for each Missed Fiscal Year, if the Company’s aggregate Adjusted EBITDA for such Missed Fiscal Year and all subsequent fiscal years (up to and including the Achieved Fiscal Year) is at least equal to the sum of the Adjusted EBITDA Target for such fiscal years, then the percentage of Option Shares that will be vested for achieving the Achieved Fiscal Year shall include the percentage of the Option Shares that have not previously become vested for such Missed Fiscal Year. If the percentage of Option Shares for any Missed Fiscal Year is vested in accordance with this Section 3(b)(ii), such Fiscal Year shall no longer be deemed to be a Missed Fiscal Year. The Option shall become vested with respect to any portion of the Series 1 Option Shares with respect to which the Option has not previously become vested (including the portion not previously vested with respect to a Missed Fiscal Year) immediately prior to a Change of Control.

(c) Series 2 Option Shares. The Series 2 Option Shares shall become vested only immediately prior to a Change of Control and only if as of such Change of Control, Optionee is, and has been since the date hereof, employed by the Company or any of its Subsidiaries.

4. Exercisability. Subject to the terms and conditions herein and in the Plan, Optionee may exercise all or any portion of the Option, to the extent it has vested and is exercisable pursuant to Section 3 and this Section 4, at any time prior to its expiration as provided under Section 5.

5. Expiration of Option.

(a) Normal Expiration. Subject to the earlier expiration pursuant to Section 5(b), the Option shall expire and be forfeited without payment of any kind upon the tenth anniversary of the date hereof.

(b) Early Expiration. Any portion of the Option that was not vested on the date of the termination of Optionee’s employment or engagement with the Company or its Subsidiaries for any reason (a “Separation”) shall expire and be forfeited without payment of any kind on the date of such Separation (the “Separation Date”). Any portion of the Option that was vested on the date of a Separation shall expire and be forfeited without payment of any kind upon the earlier of (i) 30 days after the date of such Separation and (ii) the tenth anniversary of the date hereof; provided that in the event the Separation is a result of a termination by the Company and/or any of its Subsidiaries for Cause or the resignation of Optionee (other than, if Optionee is a GR Participant, the resignation by Optionee for Good Reason), any portion of the Option that was vested shall also expire and be forfeited without payment of any kind on the Separation Date.

(c) Effect of Expiration. Notwithstanding anything to the contrary herein, any vested and exercisable portion of the Option that is not exercised prior to the expiration thereof as set forth in this Agreement shall expire and be forfeited without payment upon such expiration.

6. Procedure for Exercise. Subject to the terms and conditions herein and in the Plan, Optionee may exercise all or any portion of the Option, to the extent it has vested and is exercisable, at any time prior to its expiration, by delivering written notice to the Company (to the attention of the Company’s Secretary) accompanied by payment in full of the aggregate Series 1 Option Share Exercise

Price and Series 2 Option Share Exercise Price, as applicable, therefore in cash (by check, money order or wire transfer of immediately available funds). In the sole discretion of the Committee, Optionee may engage in a so-called “cashless exercise”, provided that the Optionee or other person exercising the Option and each other party involved in any such exercise (in each case as permitted hereunder and under the Plan) shall comply with such procedures and conditions, including, without limitation, such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company or any of its Subsidiaries, and enter into such agreements, of indemnity or otherwise, as the Company shall specify. As a condition to any exercise of the Option, (i) Optionee shall permit the Company to deliver to Optionee all financial and other information regarding the Company and its Subsidiaries it believes necessary to enable Optionee to make an informed investment decision, (ii) Optionee shall make all customary investment representations which the Company requires (including reaffirmation of the representations and acknowledgements made by Optionee under the Plan) and (iii) if at the time of such exercise Optionee is not a party to the Stockholders Agreement, Optionee shall execute and deliver a joinder to the Stockholders Agreement in the form attached hereto as Exhibit B (the “Joinder”).

7. Repurchase of Option Shares Upon Separation. The Company and Optionee acknowledge and agree that upon a Separation, Optionee shall be required to sell to the Company, and the Company shall be required to repurchase from Optionee, all of the Option Shares pursuant to the terms and conditions set forth in the Stockholders Agreement (it being agreed, for the avoidance of doubt, that no Option Shares shall be issued to Optionee unless and until Optionee has become a party to the Stockholders Agreement by executing and delivering to the Company the Joinder.

8. Dividend Transaction.

(a) If the Company declares and pays a dividend on its shares of Common Stock prior to a Change of Control (a “Common Dividend”), then subject to the terms and conditions hereof, Optionee shall be entitled to receive the payments described in this Section 8, if any.

(b) Series 1 Bonus Payments.

(i) If there are any Vested Series 1 Option Shares as of the date such Common Dividend is paid, then Optionee shall be entitled to receive (without duplication and, in each case, determined as of the day payment of such Common Dividend is made) a special bonus equal to the amount, if any, by which the Unpaid Bonus Amount exceeds the aggregate Series 1 Option Share Exercise Price of all Vested Series 1 Option Shares.

(ii) If any unvested Series 1 Option Shares become Vested Series 1 Option Shares after the date that a Common Dividend is paid and prior to the first occurrence of a Specified Event (as defined in subparagraph (iii) immediately below), then Optionee shall be entitled to receive (without duplication, and in each case, determined as of such vesting date) a special bonus equal to the amount, if any, by which the Unpaid Bonus Amount exceeds the aggregate Series 1 Option Share Exercise Price of all Vested Series 1 Option Shares.

(iii) Upon the earlier to occur of a (x) Change of Control or (y) a separation from employment by reason of a termination by the Company and/or any of its Subsidiaries without Cause or, solely in the case of GR Stockholder (as defined in the Stockholders Agreement), by Optionee for Good Reason (as defined in the Stockholders Agreement) (either event being a “Specified Event”), if the Unpaid Bonus Amount is greater than zero as of the date of such Specified Event, then Optionee shall be entitled to receive (without duplication, and in each case, determined as of the date of such Specified Event): (A) if the Common FMV Per Share is greater than or equal to the Series 1 Option Share Exercise

Price, a special bonus in an amount equal to the Unpaid Bonus Amount; or (B) if the Common FMV Per Share is less than the Series 1 Option Share Exercise Price, a special bonus equal to the amount, if any by which the Unpaid Bonus Amount exceeds the Series 1 Out of the Money Amount.

(c) Series 2 Bonus Payments. Upon a Change of Control, Optionee shall be entitled to receive (without duplication, and in each case determined as of the day immediately prior to such Change of Control): (A) if the Common FMV Per Share is greater than the Series 2 Option Share Exercise Price, a special bonus in an amount equal to (1) the aggregate number of Series 2 Options Shares subject to the Option, multiplied by (2) the Total Common Dividends Per Share (the “Maximum Series 2 Bonus Amount”); or (B) if the Common FMV Per Share is less than or equal to the Series 2 Option Share Exercise Price, a special bonus equal to the amount, if any, by which the Maximum Series 2 Bonus Amount exceeds the Series 2 Out of the Money Amount.

(d) Payments; Withholdings. Any payment required to be made under this Section 8 shall, at the Company’s election, be made on the Company’s and its Subsidiaries’ next regularly scheduled payroll date after the date on which Optionee becomes entitled to receive such payment pursuant to paragraph (b) or paragraph (c) immediately above. Notwithstanding anything herein to the contrary, and without limiting Section 5.3 of the Plan, the Company or any of its Subsidiaries shall be entitled to deduct and withhold from the consideration otherwise payable to Optionee hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local, or non-U.S. law relating to taxes. To the extent that amounts are so withheld by the Company or any of its Subsidiaries, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Optionee in respect of which such deduction and withholding was made by the Company or any of its Subsidiaries.

(e) Effect of Separation. Except as expressly provided in Section 8(b)(iii), in no event shall Optionee be entitled to receive any payment pursuant to this Section 8 after, and any rights with respect thereto shall be forfeited upon, the effective date of a separation from employment. For the avoidance of doubt, to the extent the Option has expired or been exercised or forfeited with respect to any Option Shares, no payments shall be made with respect to such Option Shares, and the calculations of the Unpaid Bonus Amount or Maximum Series 2 Bonus Amount, or otherwise related to such Options Shares, required hereunder shall be made without giving effect to any such expiration, exercise or forfeiture prior to the time of such calculation.

9. Non-Solicitation; Confidentiality.

(a) Optionee agrees that, during the term of his employment with the Company and/or its Subsidiaries and for a period of eighteen (18) months following Optionee’s Separation for any reason (the “Restricted Period”), without the prior written consent of Company (and other than on behalf of the Company Group), Optionee shall not, on his own behalf or on behalf of any Person, directly or indirectly (i) hire or solicit the employment of any employee who has been employed by any of the Company Group at any time during the six (6) month period immediately preceding the date of such hire or solicitation, or (ii) solicit the suppliers or customers of any of the Company Group, or discourage such suppliers or customers from doing business with any of the Company Group.

(b) Optionee agrees not to use, disclose or make accessible to any other Person any Confidential Information pertaining to the businesses of the Company Group at any time, except (i) while employed by Company or its Subsidiaries, in the business of and for the benefit of the Company Group, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order any of the Company

Group to divulge, disclose or make accessible such information. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company Group’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of any of the Company Group that, in any case, other than as a result of Optionee’s breach of this Agreement or any other agreement with any of the Company Group or any of their Affiliates, is not otherwise generally available to the public and has not been disclosed by the Company Group to others not subject to confidentiality agreements. In the event of a Separation for any reason, Optionee shall immediately return to Company all Confidential Information in Optionee’s possession.

(c) The parties hereto agree that the covenants contained in this Section 8 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Optionee agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company Group. Accordingly, Optionee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Optionee from any court having jurisdiction over the matter, restraining any breach or threatened breach of this Section 8. In addition, in the event of a breach by Optionee of this Section 8, the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of such breach or violation and the time when such breach or violation has been duly cured.

10. Restrictions on Transfer.

(a) The Option, and Optionee’s rights and obligations under this Agreement, may not be assigned or transferred other than by will or the laws of descent and distribution and, during the lifetime of Optionee (with the exception of being transferred during life to a trust wholly-owned by and under the control of the Participant), may be exercised only by Optionee (or his legal guardian, legal representative or trustee). In the event of the death of Optionee, exercise of the Option shall be made only: (a) by the executor or administrator of the estate of the deceased Optionee or the Person or Persons to whom the deceased Optionee’s rights under the Option shall pass by will or the laws of descent and distribution; and (b) to the extent that the deceased Optionee was entitled thereto at the date of his death.

(b) All Option Shares are subject to the restrictions on transfer set forth in the Stockholders Agreement. Certificates for all Option Shares shall bear such legends as required by the Stockholders Agreement or as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

11. Amendment. Except as otherwise provided herein or in the Plan, any provision of this Agreement may be amended or waived only with the prior written consent of Optionee and the Company.

12. Successors and Assigns. Except as otherwise expressly provided herein or in the Plan, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14. Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile or electronic transmission in portable document format), each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

15. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of State of Delaware.

17. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

18. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier services (charges prepaid) to the recipient at the address below indicated:

If to the Company:

NPC International Holdings, Inc.

c/o Olympus Growth Fund V, L.P.

Metro Center

One Station Place

Stamford, CT 06902

Attention: Paul Rubin and Evan Eason

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: John A. Schoenfeld, P.C.

If to the Optionee:

At the Optionees address indicated in

the Company’s records

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent by overnight courier service or, if mailed, five days after deposit in the U.S. mail.

19. Rule 701 Compensation. The Company and Optionee acknowledge and agree that this Agreement has been executed and delivered, and the Options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Optionee. The grant of the Options hereunder and any issuance of Option Shares upon exercise of the Options are intended to qualify as an exempt offering under Rule 701 of the Securities Act.

20. Entire Agreement. This Agreement, the Plan and the other agreements contemplated hereby and thereby constitute the entire understanding between Optionee and the Company, and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof.

21. Certain Definitions. For purposes of this Agreement, the following terms have the meanings given to them below:

“Adjusted EBITDA” of the Company and its Subsidiaries for an applicable period shall mean (A) their consolidated net income or loss for such period, plus (B) to the extent (but only to the extent) deducted in such period in determining such net income or loss, (i) interest, (ii) income taxes, (iii) depreciation and amortization (including amortization of debt issue expenses, small wares amortization and deferred rent amortization), (iv) facility impairment charges, (v) pre-opening expenses, (vi) transaction costs incurred for acquisitions (expensed in accordance with ACS 805), (vii) non-cash equity-based compensation expense (expensed in accordance with ASC 718) and (viii) the annual advisory fee paid by the Company and/or its Subsidiaries to Olympus Advisors V, LLC, in each case on a consolidated basis for that fiscal year determined in accordance with GAAP (it being acknowledged and agreed that rent shall be determined on a cash basis). Notwithstanding anything to the contrary herein, Adjusted EBITDA shall be adjusted as determined in good faith by the Board in consultation with the Chief Executive Officer and Chief Financial Officer of the Company for the proforma effect of acquisitions, divestitures, sale leaseback transactions and the annualization of new store development.

“Adjusted EBITDA Target” means (i) $115,500,000 with respect to the Company’s 2012 fiscal year, (ii) $121,300,000 with respect to the Company’s 2013 fiscal year, (iii) $127,400,000 with respect to the Company’s 2014 fiscal year and (iv) $133,700,000 with respect to the Company’s 2015 fiscal year. Notwithstanding anything to the contrary herein, Adjusted EBITDA Target shall be adjusted as determined in good faith by the Board in consultation with the Chief Executive Officer and Chief Financial Officer of the Company for the proforma effect of acquisitions, divestitures and sale leaseback transactions.

“Common Dividend Per Share” means, with respect to any particular Common Dividend (as defined in Section 8(a) above), an amount equal to (i) the aggregate amount of cash (and, in the case of any dividend of property other than cash, the fair market value of such property as determined by the Board) of such Common Dividend, divided by (ii) the aggregate number of shares of Common Stock issued and outstanding as of the date such Common Dividend is paid.

“Common FMV Per Share” means, as of any time of determination, the per share Fair Market Value (as defined in the Stockholders Agreement) of the Common Stock; provided that, if determined in connection with a Change of Control, “Common FMV Per Share” shall mean an amount equal to the per share purchase price payable in respect of the outstanding Common Stock to the holders thereof at the closing of such Change of Control.

“Company Group” means the Company and each of its Subsidiaries.

“Series 1 Option Share Exercise Price” means, as of any date of determination, with respect to any Series 1 Option Share, an amount equal to $100.00, plus an amount accruing thereon from the date hereof through such date of determination at a rate equal to 9% per annum, compounded annually.

“Series 1 Out of the Money Amount” means, as of any time of determination, (i) the aggregate number of Vested Series 1 Option Shares as of such time, multiplied by (ii) the amount, if any, by which the Series 1 Option Share Exercise Price as of such time exceeds the Common FMV Per Share as of such time.

“Series 2 Option Share Exercise Price” means, with respect to any Series 2 Option Share, an amount equal to $250.00.

“Series 2 Out of the Money Amount” means, as of any time of determination, (i) the aggregate number of Series 2 Option Shares subject to the Option as of such time, multiplied by (ii) the amount if any, by which the Series 2 Option Share Exercise Price as of such time exceeds the Common FMV Per Share as of such time.

“Total Common Dividends Per Share” means, as of any time of determination, an amount equal to the aggregate Common Dividend Per Share with respect to all Common Dividends made after the date hereof and prior to or in connection with such time of determination.

“Unpaid Bonus Amount” means, as of any time of determination, an amount, if any, equal to (a) the product of (i) the Total Common Dividends Per Share as of such time, multiplied by (ii) the aggregate number of Vested Series 1 Options Shares as of such time, minus (b) the aggregate amount of payments made, or deemed pursuant to Section 8(d) to have been made, to Optionee pursuant to Section 8(b) prior to such time.

“Vested Series 1 Option Share” means, as of any time of determination, the number of Series 1 Option Share with respect to which the Option has become vested prior to such time pursuant to Section 3(b) hereof.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement on the day and year first written above.

NPC INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

[Optionee]

Exhibit A

SPOUSAL CONSENT

I, the undersigned spouse of                     , hereby acknowledge that I have read and understand the contents of the 2011 Stock Option Plan (the “Plan) of NPC International Holdings, Inc. (the “Company”), the Option Agreement between the Company and my spouse for the issuance under the Plan of options to purchase capital stock of the Company and the other written agreements between the Company and my spouse governing such shares of capital stock (together with the Plan, the “Agreements”). I am aware that the Agreements provide for the forfeiture of my spouse’s options and/or repurchase of my spouse’s shares of capital stock of the Company issued upon exercise of my spouse’s options under certain circumstances and impose other restrictions on the transfer of such options and capital stock. I agree that my spouse’s interest in such options and capital stock is subject to the Agreements and any interest I may have in such options or capital stock shall be irrevocably bound by the Agreements and further that my community property interest, if any, shall be similarly bound by the Agreements.

I am aware that the legal, financial and other matters contained in the Agreements are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing the Agreements that I will waive such right.

Date: , 20	Signature:
Print Name:

Witness

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Exhibit B

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”) is being delivered to NPC International Holdings, Inc., a Delaware corporation (the “Company”). Reference is made to the Stockholders Agreement, dated as of [            ], by and among the Company and certain stockholders of the Company from time to time party thereto (as amended, modified or restated from time to time, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

The undersigned hereby acknowledges and agrees that its signature below constitutes an executed counterpart signature page to the Agreement and hereby agrees to become a party to the Agreement and to be subject to, and bound by, all of the terms and conditions of the Agreement to which the Other Stockholders are subject or by which the Other Stockholders are bound. The undersigned hereby acknowledges that it has received a copy of the Agreement and has had an opportunity to consult with independent legal counsel regarding the terms and conditions therein.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date set forth below.

Signature:
Print Name:

Date: